Exhibit 5.2

1114 Avenue of the Americas, 23rd Floor New York, New York 10036.7703 USA
P. 212.880.6000 | F. 212.682.0200

79 Wellington St. W., 30th Floor
Box 270, TD South Tower
Toronto, Ontario M5K 1N2 Canada
P. 416.865.0040 | F. 416.865.7380

www.torys.com

April 3, 2023

TO: The Board of Directors of Fairfax Financial Holdings Limited

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by Fairfax Financial Holdings Limited on April 3, 2023, as such may thereafter be amended or supplemented, and in the short form prospectus contained therein, under the caption “Legal Matters”. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required by the United States Securities Act 1933, as amended or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Torys LLP